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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                                BLADELOGIC, INC.
                                ----------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)

                                   09265M102
                                   ---------
                                 (CUSIP Number)

                                December 31, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|X|  Rule 13d-1(d)

--------------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 09265M102                    13G                    PAGE 2 OF 13 PAGES
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     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAV Management Associates III, L.L.C. - 77-0493794
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 3,760,659
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                3,760,659
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,760,659
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             13.8%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             OO
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CUSIP NO. 09265M102                    13G                    PAGE 3 OF 13 PAGES
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     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAFCO America Technology Fund III, L.P. - 77-0526700
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 1,527,052
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                1,527,052
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,527,052
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.6%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             PN
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CUSIP NO. 09265M102                    13G                    PAGE 4 OF 13 PAGES
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     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAFCO America Technology Cayman Fund III, L.P. - 77-0536490
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 1,393,412
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                1,393,412
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,393,412
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.1%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             PN
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CUSIP NO. 09265M102                    13G                    PAGE 5 OF 13 PAGES
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     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Andrew P. Goldfarb
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 3,760,659
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                3,760,659
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,760,659
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             13.8%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             IN
================================================================================
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CUSIP NO. 09265M102                    13G                    PAGE 6 OF 13 PAGES
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================================================================================
     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Barry J. Schiffman
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 3,760,659
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                3,760,659
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,760,659
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             13.8%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             IN
================================================================================
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CUSIP NO. 09265M102                    13G                    PAGE 7 OF 13 PAGES
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Item 1(a).        Name of Issuer:

                  BladeLogic, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  10 Maguire Road, Building 3, Lexington, Massachusetts 02421

Item 2(a).        Name of Person Filing:

                  This statement is being filed by JAV Management Associates III, L.L.C. ("JAVMA"), Andrew P. Goldfarb and Barry J. Schiffman with respect to shares of Common Stock (as defined below) of the Issuer directly owned by JAFCO America Technology Fund III, L.P. ("JATF"), JAFCO America Technology Cayman Fund III, L.P. ("JATCF"), JAFCO USIT Fund III, L.P. ("USIT") and JAFCO America Technology Affiliates Fund III, L.P. ("JATAF") (JATF, JATCF, USIT, and JATAF are sometimes referred to herein collectively as the "Funds"). As of December 31, 2007 JATF was the record holder of 1,527,052 shares of Common Stock, JATCF was the record holder of 1,393,412 shares of Common Stock, USIT was the record holder of 673,954 shares of Common Stock, and JATAF was the record holder of 166,241 shares of Common Stock.

                  JAVMA serves as the sole general partner of each of JATF, JATCF, USIT and JATAF.

                  Andrew P. Goldfarb is one of two managing members of JAVMA.

                  Barry J. Schiffman is one of two managing members of JAVMA.

                  This statement is also being filed by JATF and JATCF with respect to the shares of Common Stock of the Issuer individually owned by JATF and JATCF, respectively (which shares of Common Stock are also included in the filings for JAVMA, Andrew P. Goldfarb and Barry J. Schiffman).

                  JAVMA, JATF, JATCF, Andrew P. Goldfarb and Barry J. Schiffman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of each of the Reporting Persons:

                  c/o Globespan Capital Management, LLC
                  One Boston Place, Suite 2810
                  Boston, MA  02108

Item 2(c).        Citizenship:

                  JAVMA - Delaware
                  JATF - Delaware
                  JATCF - Cayman Islands
                  Andrew P. Goldfarb - United States
                  Barry J. Schiffman - United States

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CUSIP NO. 09265M102                    13G                    PAGE 8 OF 13 PAGES
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Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.001 per share (the "Common Stock")

Item 2(e).        CUSIP Number:

                  09265M102

Item 3.           Not Applicable.

Item 4.           Ownership.

                  For JAVMA:

                  (a) Amount beneficially owned: 3,760,659 shares of Common
                  Stock

                  (b) Percent of class: 13.8%, based on the 27,221,018 shares of Common Stock of Issuer outstanding as of November 27, 2007 as reported in the Issuer's Annual Report on Form 10-K filed with the SEC on November 29, 2007.

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:
                               3,760,659

                           (ii) Shared power to vote or to direct the vote: 0

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 3,760,659

                           (iv) Shared power to dispose or to direct the
                                disposition of: 0

                  For Andrew P. Goldfarb:

                  (a) Amount beneficially owned: 3,760,659

                  (b) Percent of class: 13.8%, based on the 27,221,018 shares of Common Stock of Issuer outstanding as of November 27, 2007 as reported in the Issuer's Annual Report on Form 10-K filed with the SEC on November 29, 2007.

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:
                               3,760,659

                           (ii) Shared power to vote or to direct the vote: 0

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 3,760,659

                           (iv) Shared power to dispose or to direct the
                                disposition of: 0

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CUSIP NO. 09265M102                    13G                    PAGE 9 OF 13 PAGES
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                  For Barry J. Schiffman:

                  (a) Amount beneficially owned: 3,760,659 shares of Common
                  Stock

                  (b) Percent of class: 13.8%, based on the 27,221,018 shares of Common Stock of Issuer outstanding as of November 27, 2007 as reported in the Issuer's Annual Report on Form 10-K filed with the SEC on November 29, 2007.

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:
                               3,760,659

                           (ii) Shared power to vote or to direct the vote: 0

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 3,760,659

                           (iv) Shared power to dispose or to direct the
                                disposition of: 0


                  For JATF:

                  (a) Amount beneficially owned: 1,527,052 shares of Common
                  Stock

                  (b) Percent of class: 5.6%, based on the 27,221,018 shares of Common Stock of Issuer outstanding as of November 27, 2007 as reported in the Issuer's Annual Report on Form 10-K filed with the SEC on November 29, 2007.

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:
                               1,527,052

                           (ii) Shared power to vote or to direct the vote: 0

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 1,527,052

                           (iv) Shared power to dispose or to direct the
                                disposition of: 0



                  For JATCF:

                  (a) Amount beneficially owned: 1,393,412 shares of Common
                  Stock

                  (b) Percent of class: 5.1%, based on the 27,221,018 shares of Common Stock of Issuer outstanding as of November 27, 2007 as reported in the Issuer's Annual Report on Form 10-K filed with the SEC on November 29, 2007.

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:
                               1,393,412

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CUSIP NO. 09265M102                    13G                   PAGE 10 OF 13 PAGES
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                           (ii) Shared power to vote or to direct the vote: 0

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 1,393,412

                           (iv) Shared power to dispose or to direct the
                                disposition of: 0


Item 5.           Ownership of Five Percent or Less of a Class.

                  As of December 31, 2007 the Reporting Persons beneficially owned the shares of Common Stock identified in item 1. As of the date of this filing, each of the Reporting Persons beneficially owns 5% or less of the shares of Common Stock.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  The shares of Common Stock beneficially owned by each of JAVMA, Andrew P. Goldfarb and Barry J. Schiffman are directly owned by the Funds. JATF beneficially owns 5.6% of the shares of Common Stock and JATCF beneficially owns 5.1% of the shares of Common Stock. Each of USIT and JATAF individually owns less than 5% of the shares of Common Stock. JAVMA has the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by the Funds.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.

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CUSIP NO. 09265M102                    13G                   PAGE 11 OF 13 PAGES
===================                                          ===================


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

                                JAV MANAGEMENT ASSOCIATES III, L.L.C.

                                By: /s/ Andrew P. Goldfarb
                                    ----------------------------------------

                                Name: Andrew P. Goldfarb
                                      --------------------------------------

                                Title: Managing Member
                                       -------------------------------------


                                JAFCO AMERICA TECHNOLOGY FUND III, L.P.
                                JAFCO AMERICA TECHNOLOGY CAYMAN FUND III, L.P.

                                By: JAV Management Associates III, L.L.C.
                                    ----------------------------------------

                                By: /s/ Andrew P. Goldfarb
                                    ----------------------------------------

                                Name: Andrew P. Goldfarb
                                      --------------------------------------

                                Title: Managing Member
                                       -------------------------------------

                                /s/ Andrew P. Goldfarb
                                --------------------------------------------
                                Andrew P. Goldfarb

                                /s/ Barry J. Schiffman
                                --------------------------------------------
                                Barry J. Schiffman


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CUSIP NO. 09265M102                    13G                   PAGE 12 OF 13 PAGES
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                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.






























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CUSIP NO. 09265M102                    13G                   PAGE 13 OF 13 PAGES
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                                                                       Exhibit 1

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.


Date: February 14, 2008

                                  JAV MANAGEMENT ASSOCIATES III, L.L.C.

                                  By: /s/ Andrew P. Goldfarb
                                      ----------------------------------------

                                  Name: Andrew P. Goldfarb
                                        --------------------------------------

                                  Title: Managing Member
                                         -------------------------------------

                                  JAFCO AMERICA TECHNOLOGY FUND III, L.P.
                                  JAFCO AMERICA TECHNOLOGY CAYMAN FUND III, L.P.

                                  By: JAV Management Associates III, L.L.C.
                                      ----------------------------------------

                                  By: /s/ Andrew P. Goldfarb
                                      ----------------------------------------

                                  Name: Andrew P. Goldfarb
                                        --------------------------------------

                                  Title: Managing Member
                                         -------------------------------------

                                  /s/ Andrew P. Goldfarb
                                  --------------------------------------------
                                  Andrew P. Goldfarb

                                  /s/ Barry J. Schiffman
                                  --------------------------------------------
                                  Barry J. Schiffman